Exhibit 10.1

ALLOS THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of this 9th day of March, 2006, by and among Allos Therapeutics, Inc., a Delaware corporation (the “Company”), and Paul L. Berns (“Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Employee and to enter into an agreement embodying the terms of such employment (this “Agreement”) and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1.               Definitions.

(a)           “Accrued Obligations” shall mean (i) any Base Salary and Annual Bonus earned but unpaid prior to the date of a termination of Employee’s employment with the Company pursuant to Section 8 below, (ii) all accrued but unused personal time, (iii) any unreimbursed business expenses pursuant to Section 7 below and (iv) other employee benefits to which Employee is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company.

(b)           “Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.

(c)           “Annual Bonus” shall have the meaning set forth in Section 4(b) below.

(d)           “Base Salary” shall mean the salary, and any increase thereof, provided for in Section 4(a) below.

(e)           “Board” shall mean the Board of Directors of the Company.

(f)            “Cause” shall mean the occurrence of one or more of the following: (i) Employee’s conviction of a felony involving moral turpitude or dishonesty; (ii) Employee’s knowing and active participation in a fraud or significant act of dishonesty against the Company; (iii) Employee’s intentional and material damage to the Company’s property or (iv) Employee’s material breach of this Agreement, the Company’s written policies, or the Proprietary Information Agreement that is demonstrably willful and deliberate on Employee’s part is committed in bad faith or without reasonable belief that such breach is in the best interest of the Company, and is not remedied by Employee within thirty (30) days of written notice of such breach from the Board, which written notice, to be effective, must be provided to Employee within sixty (60) days after the date on which the Company first becomes aware of the occurrence of such event.  Notwithstanding anything herein to the contrary, Employee’s physical or mental Disability or death shall not constitute Cause.

(g)           “Change in Control” means

(i)              a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company (other than the transfer of the Company’s assets to a majority-owned subsidiary corporation);

(ii)             a merger or consolidation in which the Company is not the surviving corporation (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction);

(iii)            a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the Company);

(iv)            the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation if the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction; provided further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 50% or more of the Outstanding Common Stock or 50% or more of the Outstanding Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control; or

(v)             individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Company for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board.

(h)           “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)            “Commencement Date” shall mean 5:00 p.m. Mountain Standard Time on  March 9, 2006.

(j)            “Company” except as otherwise expressly set forth herein, shall have the meaning set forth in the preamble hereto.

(k)           “Competitive Activities” shall mean the research, development, marketing or sale of drug and nondrug products which are competitive with (i) those products being marketed by the Company at the time of Employee’s termination of employment with the Company or (ii) those products that Employee was aware were under development by the Company and consuming material resources of the Company.

(l)            “Confidential Information” shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to the Company or any of its subsidiaries, or (ii) that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Employee of Section 10(a) below.

(m)          “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period and which entitles Employee to benefits under the long-term disability plan maintained by the Company for its senior executives.  Any question as to the existence, extent or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(n)           “Employee” shall have the meaning set forth in the preamble hereto.

(o)           “Good Reason” shall mean any one of the following events which occurs on or after the commencement of Employee’s employment without Employee’s written consent: (i) any reduction of Employee’s then existing Base Salary or Target Bonus; (ii) any request by the Company (or any surviving or acquiring corporation) that the Employee relocate to a work site that would increase Employee’s one-way commute distance by more than thirty-five (35) miles from his then principal residence, (iii) any of a diminution in Employee’s duties or responsibilities with the Company, a change in Employee’s titles or offices with the Company or any removal or involuntary termination of Employee from the Company otherwise than as expressly permitted by this Agreement, (iv) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 17(a) or (v) a material breach of this Agreement.

(p)           “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by the Company or any subsidiary thereof to terminate such Person’s employment with the Company or such subsidiary; (ii) hiring any Person who was employed by the Company or any subsidiary thereof within the six (6) month period prior to the date of such hiring; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any client, account, customer, licensee or other business relation of the Company or any subsidiary thereof to cease doing business with or reduce the amount of business conducted with (including by providing similar services or products to any such Person) the Company or such subsidiary, or in any way interfere with the relationship between any such client, account, customer, licensee or business relation and the Company or such subsidiary.

(q)           “Options” shall have the meaning set forth in Section 4(d) below.

(r)            “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

(s)           “Plan” shall mean the Company’s 2000 Stock Incentive Compensation Plan.

(t)            “Proprietary Information Agreement” shall mean the Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement attached hereto as Exhibit A.

(u)           “Restricted Area” means, during Employee’s employment hereunder, any State of the United States of America or any other jurisdiction in which the Company or its subsidiaries engage (or have committed plans to engage) in business or, following termination of Employee’s employment, any jurisdiction in which the Company or its subsidiaries were engaged in business at the time of such termination or in which they have committed at the time of such termination to be actively engaged within four years of such termination.

(v)           “Restricted Period” shall mean the period commencing on the Commencement Date and ending on the twelve (12) month anniversary of Employee’s termination of employment hereunder for any reason.

(w)          “Restricted Stock” shall have the meaning set forth in Section 4(e) below.

(x)            “Target Bonus” shall have the meaning set forth in Section 4(b) below.

Section 2.               Acceptance and Term of Employment.

The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein.  It is understood and agreed by the Company and Employee that this Agreement does not contain any promise or representation concerning the duration of Employee’s employment with the Company.  Employee specifically acknowledges that his employment with the Company is “at-will” and may be terminated by Employee or the Company at any time pursuant to Section 8 below.

Section 3.               Position, Duties and Responsibilities; Place of Performance.

(a)           Employee shall be employed and serve as the President and Chief Executive Officer of the Company (together with such other position or positions consistent with Employee’s title as the Board shall specify from time to time) and shall have such duties typically associated with such title.  Subject to the foregoing, Employee also agrees to serve as an officer and/or director of the Company or any parent or subsidiary of the Company, as specified by the Board, in each case without additional compensation.  Employee shall report directly and exclusively to the Board.  In addition, the Company shall promptly appoint Employee to the Board and thereafter nominate Employee as a nominee for election to the Board and solicit proxies for his election for so long as he continues to serve as President and Chief Executive Officer.

(b)           Subject to the terms and conditions set forth in this Agreement, Employee shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during his employment with the Company pursuant to this Agreement, including, without limitation, any activity that (x) conflicts with the interests of the Company or its subsidiaries, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) subject to the terms and conditions set forth in Section 10 hereof, managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

Section 4.               Compensation.  Employee shall be entitled to the following compensation:

(a)           Base Salary.  Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $450,000.  Such Base Salary shall be reviewed annually, and shall be subject to such annual increases, if any, as shall be determined by the Board.

(b)           Annual Bonus.  Employee shall be eligible for an annual incentive bonus award determined by the Board in respect of each fiscal year during which Employee remains employed by the Company pursuant to this Agreement (the “Annual Bonus”).  The target Annual Bonus for each fiscal year shall be not less than 50% of Base Salary (the “Target Bonus”).  Employee’s Annual Bonus for 2006 shall be $225,000, prorated based on the number of days worked in that year.  The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company, but in no event later than the date which is two and one-half (2 ½) months following the end of the fiscal year to which such Annual Bonus relates.

(c)           Relocation.  Subject to the submission of properly documented receipts and the terms of the Company’s relocation program, the Company shall reimburse Employee for (i) customary closing costs incurred by Employee in connection with the sale of his residence in Wisconsin (including brokerage commissions) and his purchase of a new residence in Colorado, in each case including reasonable attorneys’ fees, (ii) customary and reasonable costs of moving Employee and his family, including their personal effects, to their new residence in Colorado, and (iii) customary and reasonable commuting and temporary living expenses for Employee and his family for up to six (6) months following the Commencement Date.  Also, to the extent that any payments or reimbursements described in clauses (i), (ii) or (iii) of this Section 4(c) cause Employee to incur additional taxes (“Additional Taxes”), upon substantiation of the amount of such Additional Taxes, the Company shall pay Employee an additional “gross-up” payment in an amount such that, after reduction by all taxes imposed on such gross-up payment, Employee retains an amount equal to the Additional Taxes.

(d)           Options.  As of the Commencement Date, the Company shall grant Employee options to purchase 700,000 shares of Common Stock of the Company, at an exercise price equal to the Fair Market Value (as such term is defined in the Plan) on the Commencement Date (the “Options”).  Provided that Employee is employed by the Company on the applicable vesting date, the Options shall vest as to 25% on the first anniversary and the remainder shall vest ratably over the thirty-six month period thereafter, and shall otherwise be subject to the terms and conditions of the Plan and a stock option agreement entered into between the parties hereto, containing customary terms for similarly situated employees of the Company.

(e)           Restricted Stock.  As of the Commencement Date, the Company shall grant Employee 300,000 shares of restricted stock of the Company (the “Restricted Stock”).  75,000 shares of Restricted Stock shall vest on each of the first four anniversaries of the Commencement Date, subject to Employee’s continuous employment through such vesting dates.  The Restricted Stock shall be subject to the terms and conditions of the Plan and a restricted stock agreement entered into between the parties hereto, containing customary terms for similarly situated employees of the Company.

Section 5.               Employee Benefits.

During Employee’s employment with the Company, Employee shall be entitled to participate in health, insurance, retirement and other perquisites and benefits generally provided to other senior executives of the Company that are made available from time to time.  Employee shall also be entitled to the same number of holidays and sick days as are generally allowed to senior executives of the Company and to the maximum amount of vacation allowed to executive officers of the Company, in accordance with Company policies in effect from time to time.  Employee shall also be eligible to receive disability insurance at the expense of the Company.

Section 6.               “Key-Man” Insurance.

At any time during Employee’s employment with the Company, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine.  All premiums payable thereon shall be the obligation of the Company.  Employee shall have no interest in any such policy, but agrees to reasonably cooperate with the Company in taking out such insurance by submitting to reasonable physical examinations, supplying all information reasonably required by the insurance company, and executing all necessary documents, provided that no financial obligation or liability is imposed on Employee by any such documents.

Section 7.               Reimbursement of Business Expenses.

Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

Section 8.               Termination of Employment.

(a)           General.  Employee’s employment with the Company shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Employee with or without Good Reason.  Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its subsidiaries or Affiliates.

(b)           Termination due to Death or Disability.  Employee’s employment shall terminate automatically upon his death.  The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to the Accrued Obligations, which shall be paid within thirty (30)

days after the date of such termination.  Except as set forth in this Section 8(b), following Employee’s termination by reason of his death or Disability, Employee shall have no further rights to any compensation or any other benefits under this Agreement; provided, that the Options and Restricted Stock shall remain subject to the terms and conditions of the Plan and the applicable stock option agreement or restricted stock agreement.

(c)           Termination by the Company for Cause.  In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations, which shall be paid within thirty (30) days after the date of such termination.  Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c), Employee shall have no further rights to any compensation or any other benefits under this Agreement; provided, that the Options and Restricted Stock shall remain subject to the terms and conditions of the Plan and the applicable stock option agreement or restricted stock agreement.

(d)           Termination by the Company without Cause.  The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i)              the Accrued Obligations, which shall be paid within thirty (30) days after the date of Employee’s termination of employment;

(ii)             Employee’s Target Bonus for the year in which Employee’s employment terminates, prorated through the date on which Employee’s employment terminates;

(iii)            an amount equal to 1.5 times Employee’s annual Base Salary then in effect, which, subject to Section 16, shall be payable in monthly installments over the 18-month period following the date of Employee’s termination of employment;

(iv)            an amount equal to 1,5 times Employee’s Annual Bonus, including any portion of such bonus deferred, for the year preceding the year in which the termination of Employee’s employment occurs (unless such termination occurs in 2006, in which case the Annual Bonus used for such payment purposes will be equal to the Annual Bonus payable for 2006), which shall be payable in a lump sum within thirty (30) days after the date of Employee’s termination of employment (or such later time as shall be required under Section 16);

(v)             all vested Options and Restricted Stock shall be treated in accordance with the terms of the Plan and the applicable stock option agreement or restricted stock agreement;

(vi)            the Company shall pay the premiums for Employee and his dependents of Employee’s group health insurance COBRA continuation coverage for twelve months following the date of Employee’s termination of employment, or, if earlier, until the date on which Employee becomes eligible to receive comparable benefits from another employer; and

(vii)           for a period of twelve months commencing on the date of termination of Employee’s employment, Employee shall receive outplacement assistance services from an outplacement agency selected by Employee and the Company shall pay all costs of such services; provided that such costs shall not exceed $15,000 in the aggregate.

Notwithstanding the foregoing, the payments and benefits described in subsections (ii) through (vii) above shall immediately cease, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Section 10 or the Proprietary Information Agreement.

Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e)           Termination by Employee with Good Reason.  Employee may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth with reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days after the date on which Employee first becomes aware of the occurrence of such event.  During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the date immediately following the expiration of the thirty (30) day notice period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination without Cause, it being agreed that Employee’s right to any such payments and benefits shall be subject to the same terms and conditions as described in Section 8(d) above.  Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f)            Termination by Employee without Good Reason.  Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination.  In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations; provided, that the Options and Restricted Stock shall remain subject to the terms and conditions of the Plan and the applicable stock option agreement or restricted stock agreement.  In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and still have it treated as a termination without Good Reason.  Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)           Change in Control.  Notwithstanding anything herein to the contrary, if the Company terminates Employee’s employment without Cause or Employee resigns for Good Reason within one (1) month prior to or two (2) years following a Change in Control, in lieu of any payments that Employee would have been entitled to receive pursuant to Section 8(d) or Section 8(e) herein, Employee shall be entitled to receive:

(i)            the Accrued Obligations, which shall be paid within thirty (30) days after the date of Employee’s termination of employment;

(ii)             Employee’s Target Bonus for the year in which Employee’s employment terminates, prorated through the date on which Employee’s employment terminates;

(iii)            a lump-sum cash payment in an amount equal to (A) two (2) times Employee’s highest annual Base Salary in effect during the 12-month period prior to the date of termination, plus (B) two (2) times Employee’s highest annualized (for any fiscal year consisting of less than 12 full months or with respect to which Employee has been employed by the Company for less than 12 full months) Annual Bonus, paid or payable, including by reason of any deferral, to Employee in respect of the five fiscal years of the Company (or such portion thereof during which Employee performed services for the Company if Employee shall have been employed by the Company for less than such five fiscal year period) immediately preceding the fiscal year in which the Change in Control occurs;

(iv)          immediate vesting of all outstanding Options and Restricted Stock, and the extension of the option exercise period for twenty-four (24) months;

(v)           for a period of eighteen (18) months, commencing on the date of Employee’s termination of employment, the Company shall continue to keep in full force and effect all policies of medical, accident, disability and life insurance with respect to Employee and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the date of such termination and the Company shall pay all costs of the continuation of such insurance coverage; and

(vi)            for a period of twelve months commencing on the date of termination of Employee’s employment, Employee shall receive outplacement assistance services from an outplacement agency selected by Employee and the Company shall pay all costs of such services; provided that such costs shall not exceed $15,000 in the aggregate.

Following such termination of Employee’s employment by the Company without Cause or by Employee for Good Reason within one (1) month prior to or two years following a Change in Control, except as set forth in this Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(h)           Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to subsections (d), (e) or (g) of this Section 8 (other than the Accrued Obligations), Employee shall have executed a general release in favor of the Company and its subsidiaries and related parties in the form attached hereto as Exhibit B, and any waiting periods contained in such release shall have expired.

Section 9.               Certain Additional Payments by the Company.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that Employee is entitled to a Gross-Up Payment, but that Employee, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit (taking into account both income taxes and any Excise Tax) which is at least ten percent (10%) greater than the net after-tax proceeds to Employee resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) that is one dollar less than the smallest amount that would give rise to any Excise Tax, then no Gross-Up Payment shall be made to Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b)           Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company and Employee shall jointly appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Employee within five days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the

Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 9(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

(c)           Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 10 business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim,

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)          cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)          permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 9(c), Employee becomes entitled to receive, and receives, any refund with respect to such claim, Employee shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 9(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)           If the Excise Tax is ultimately determined by the Internal Revenue Service or the Accounting Firm to be less than the amount taken into account in determining the Gross-Up Payment paid pursuant to Section 9(a), Employee shall repay to the Company, within thirty (30) days after the time that the amount of the reduction in Excise Tax is so determined, the portion of the Gross-Up Payment attributable to such reduction.

Section 10.             Restrictive Covenants.  Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 10 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets, and (B) by his employment with the Company, Employee will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment.  For purposes of this Section 10, references to the Company shall be deemed to include its subsidiaries.

(a)           Confidential Information.  At any time during and after the end of Employee’s employment with the Company, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall, to the extent legally permitted, consult with the Board prior to responding to any such order or subpoena, and except as he in good faith believes necessary or desirable in the performance of his duties hereunder, Employee shall not disclose to or use for the benefit of any third party any Confidential Information.

(b)           Non-Competition.  Employee covenants and agrees that during the Restricted Period, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company), that engages in any Competitive Activities within the Restricted Area.  Notwithstanding anything herein to the contrary, this Section 10(b) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund or similar pooled account so long as Employee’s interest therein is less than three percent (3%) and he has no role in selecting or managing investments thereof.

(c)           Non-Interference.  During the Restricted Period, Employee shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.

(d)           Return of Documents.  In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(e)           Proprietary Information Agreement. Immediately following the execution of this Agreement, Employee shall execute the Proprietary Information Agreement.

(f)            Blue Pencil.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 10 unenforceable, the other provisions of this Section 10 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(g)           Termination of Non-Competition Covenant.  Section 10(b) of this Agreement shall terminate upon a Change in Control.

Section 11.             Breach of Restrictive Covenants.

Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 10 hereof may result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company (or any subsidiary thereof, as applicable) shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 10 hereof, restraining Employee from engaging in activities prohibited by Section 10 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 10 hereof.  Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 10(b) or 10(c) hereof and during any other period required for litigation during which the

Company seeks to enforce such covenants against Employee or another Person with whom Employee is affiliated if it is ultimately determined that Employee was in breach of such covenants.

Section 12.             Representations and Warranties of Employee.

Employee represents and warrants to the Company that:

(a)           Employee’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b)           Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)           In connection with Employee’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

Section 13.             Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.  Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 14.             Indemnification.

The Company covenants and agrees that, to the fullest extent permitted by Delaware law, or the Company’s Certificate of Incorporation or By-laws, it will indemnify and hold Employee harmless from any and all liability, loss, damage, cost and expense (including reasonable attorneys’ fees) which Employee may incur, suffer or be required to pay.

Section 15.             Mitigation; Set Off.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its Affiliates.  Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 16.             Delay in Payment.

Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code.  On the earliest date on which such payments can be made without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, there shall be paid to Employee, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

Section 17.             Successors and Assigns; No Third-Party Beneficiaries.

(a)           The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).  The Company will require in a writing delivered to Employee any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.  The Company may make no other assignment of this Agreement or its obligations hereunder.

(b)           Employee.  Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

(c)           No Third-Party Beneficiaries.  Except as otherwise set forth in Section 8(b) or Section 17(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 18.             Waiver and Amendments.

Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 19.             Severability.

If any covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 20.             Governing Law, Personal Jurisdiction and Venue

THIS AGREEMENT AND ALL DISPUTES RELATING TO THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF COLORADO AS SUCH LAWS ARE APPLIED TO AGREEMENTS BETWEEN COLORADO RESIDENTS ENTERED INTO AND PERFORMED ENTIRELY IN COLORADO.  THE COMPANY AND EMPLOYEE AGREE THAT THIS AGREEMENT CONSTITUTES THE MINIMUM CONTACTS TO ESTABLISH PERSONAL JURISDICTION IN COLORADO AND AGREE TO COLORADO COURT’S EXERCISE OF PERSONAL JURISDICTION.  THE COMPANY AND EMPLOYEE FURTHER AGREE THAT ANY DISPUTES RELATING TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS LOCATED IN THE STATE OF COLORADO.

Section 21.             Legal Fees.  The Company shall pay all reasonable legal fees incurred by Employee in connection with the negotiation of the terms of this Agreement in an amount up to a maximum of $20,000.

Section 22.             Costs of Enforcement.  If any contest or dispute shall arise under this Agreement, each party hereto shall bear its own legal fees and expenses, provided, however, that in the event the Employee prevails with respect to a substantial aspect  of such contest or dispute, the Company shall be required to reimburse the Employee for reasonable legal fees and expenses incurred by him in connection therewith.

Section 23.             Notices.

(a)           Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)           Any notice so addressed shall be deemed to be given:  (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 24.             Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 25.             Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 26.             Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 8 through Section 27 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 27.             Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

*              *              *
[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ALLOS THERAPEUTICS, INC.

/s/ Stephen J. Hoffman
By: Stephen J. Hoffman
Title: Chairman of the Board

PAUL L. BERNS

/s/ Paul L. Berns

Signature Page to
Employment Agreement